Exhibit 99.1

Encana files 2017 year-end disclosure documents

Calgary, Alberta (February 26, 2018) TSX, NYSE: ECA

Encana Corporation announced today that it filed its Annual Report on Form 10-K for the year ended December 31, 2017, which includes its audited consolidated financial statements and management’s discussion and analysis, with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

Encana has also filed its Form 51-101F1 for the year ended December 31, 2017, which includes the disclosure and reports relating to reserves data and other oil and gas information required pursuant to National Instrument 51-101 of the Canadian Securities Administrators.

Copies of these documents may be obtained via www.sedar.com or www.sec.gov (only Annual Report on Form 10-K), the company’s website at www.encana.com, or by emailing investor.relations@encana.com.

Printed copies of Encana’s audited consolidated financial statements are available upon request, free of charge, by emailing investor.relations@encana.com or by mail from Encana’s Corporate Secretary, 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, T2P 2S5.

Encana Corporation

Encana Corporation is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation	1